Exhibit 5.1

        RICHARDS, LAYTON & FINGER
A PROFESSIONAL ASSOCIATION
ONE RODNEY SQUARE
920 NORTH KING STREET
WILMINGTON, DELAWARE 19801
(302) 651-7700
FAX: (302) 651-7701
WWW.RLF.COM

October 25, 2007

Atlas Industries Holdings LLC
One Sound Shore Drive
Suite 302
Greenwich, Connecticut 06830

  Re:
  Atlas Industries Holdings LLC

Ladies and Gentlemen:

        We have acted as special Delaware counsel for Atlas Industries Holdings LLC (formerly known as Atlas Trust Group LLC), a Delaware limited liability company (the "LLC"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

        For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

          (a)   The Certificate of Formation of the LLC, dated December 26, 2006, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on December 26, 2006, as amended by the Certificate of Amendment thereto, dated April 25, 2006, as filed in the office of the Secretary of State on April 25, 2007 (as so amended, the "LLC Certificate");

          (b)   The Operating Agreement of the LLC, dated as of December 26, 2006, entered into by Atlas Trust Management LLC (now known as Atlas Industries Management LLC), as the sole member of the LLC (the "Initial Member");

          (c)   The Amended and Restated Operating Agreement of the LLC, dated as of February 9, 2007, entered into by the Initial Member;

          (d)   The Second Amended and Restated Operating Agreement of the LLC, dated as of April 25, 2007, entered into by the Initial Member;

          (e)   Amendment No. 3 to the Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on October 10, 2007, including a related preliminary prospectus (the "Prospectus"), relating to the registration of 13,333,333 Common Shares of the LLC (each, a "Common Share" and collectively, the "Common Shares"), as amended by Amendment No. 4 thereto, as filed with the Securities and Exchange Commission on October 25, 2007 (as so amended, the "Registration Statement");

          (f)    A form of Third Amended and Restated Operating Agreement of the LLC, to be entered into by the Initial Member, as the initial Allocation Member and Manager (each as defined therein), and the other Persons who become Members pursuant to the terms thereof, attached as exhibit 3.4 to the Registration Statement (the "LLC Agreement"); and

          (g)   A Certificate of Good Standing for the LLC, dated October 25, 2007, obtained from the Secretary of State.

        Capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement.

        For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

        With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

        For purposes of this opinion, we have assumed (i) that the LLC Agreement and the LLC Certificate will be in full force and effect and will not have been amended as of the date on which the Common Shares are issued, (ii) that each of the parties (other than the LLC) to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties (other than the LLC) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us will have duly authorized, executed and delivered such documents as of the date on which the Common Shares are issued, (vi) that each Person to whom a Common Share is to be issued by the LLC (each, a "Common Share Holder" and collectively, the "Common Share Holders") will receive a Common Share Certificate for such Common Share and will pay for the Common Share acquired by it, in accordance with the LLC Agreement and the Registration Statement, (vii) that the books and records of the LLC set forth the names and addresses of all Persons to be admitted as members of the LLC and the dollar value of each such member's contribution to the LLC, and (viii) that the Common Shares are issued and sold to the Common Share Holders in accordance with the Registration Statement and the LLC Agreement. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents, other than this opinion.

        This opinion is limited to the laws of the State of Delaware (excluding the blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

        Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

        The LLC has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the "LLC Act").

        The Common Shares will be validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable limited liability company interests in the LLC.

        A Common Share Holder shall not be obligated personally for any of the debts, obligations or liabilities of the LLC, whether arising in contract, tort or otherwise, solely by reason of being a member of the LLC, except as a Common Share Holder may be obligated to repay any funds wrongfully distributed to it. We note that a Common Share Holder may be obligated pursuant to the LLC Agreement to (i) pay taxes or other governmental charges in connection the transfer of Common Shares, and (ii) pay taxes or other governmental charges and other expenses (including the fees and expenses of the Transfer Agent) in connection with the issuance of replacement Common Share Certificates.

        We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.

MVP/NGK/ZXS